Exhibit 99.1

Aytu BioScience Announces the Acquisition of Nuelle, Inc., Developer and Marketer of Fiera® Female Personal Care Device

Englewood, CO – May 9, 2017 – Aytu BioScience, Inc. (OTCQX: AYTU), a specialty life sciences company focused on global commercialization of novel products in the field of urology, today announced the acquisition of Nuelle, Inc. (‘Nuelle”), a women’s sexual health company. This transaction expands the Company’s product portfolio with the addition of the Fiera® personal care device for women. Fiera was recently launched in the United States and is a proprietary, revenue-generating product scientifically proven to enhance physical arousal and sexual desire in the millions of adult women around the world impacted by changes in sexual desire.

Aytu’s acquisition of Nuelle adds a novel, commercial-stage product in a complementary adjacency readily accessible by the Company’s U.S.-based commercial infrastructure. Aytu acquired Nuelle through a two-step merger process whereby Nuelle became a wholly-owned subsidiary of Aytu. Nuelle was previously a portfolio company of leading venture capital firm New Enterprise Associates (NEA). Nuelle was founded within ExploraMed, a health technology incubator based in Mountain View, California.

Fiera is a revenue-generating women’s personal care product marketed in the United States primarily through consumer promotion. In scientific and consumer studies conducted with hundreds of women with stated sexual desire and response concerns, Fiera has demonstrated highly consistent benefit. Importantly, Fiera is also endorsed by and receives professional recommendations from leading sexual health experts across the United States and has been studied and presented by the same experts.

Josh Disbrow, Aytu’s Chief Executive Officer stated, “We are very excited about the acquisition of Nuelle and entering the growing women’s sexual health category with Fiera. Having Nuelle as a subsidiary enables us to broaden our product offerings while Aytu maintains its focus on Natesto and MiOXSYS. Additionally, we believe we can efficiently leverage Aytu’s commercial infrastructure to integrate Fiera and drive awareness among healthcare professionals of this important need and product for women. Sexual desire and arousal concerns are a significant issue affecting millions of women around the world, and there are limited options available to address this growing need. We believe that Fiera can help dramatically improve the lives of these women in need of a proven solution while we work to realize the full commercial potential of this novel product.”

“NEA is a strong supporter of companies focused on advancing women’s health”, stated Dr. Josh Makower, General Partner at NEA, “and Nuelle represents an important part of that strategy. We believe the leadership of Aytu has the vision necessary to create a strong platform upon which Fiera will be able to realize its full potential.”

Details of the merger transaction are available on Form 8-K, filed with the Securities and Exchange Commission on May 9, 2017, which is available in the Investors section on aytubio.com and on the Securities and Exchange Commission website.

About Aytu BioScience, Inc.

Aytu BioScience is a commercial-stage specialty life sciences company focused on global commercialization of novel products in the field of urology, with a focus on products addressing vitality, sexual wellness, and reproductive health. The company currently markets two prescription products in the U.S.: Natesto®, the first and only FDA-approved nasal formulation of testosterone for men with hypogonadism (low testosterone, or “Low T”) and ProstaScint® (capromab pendetide), the only FDA-approved imaging agent specific to prostate specific membrane antigen (PSMA) for prostate cancer detection and staging. Additionally, Aytu is developing MiOXSYS®, a novel, rapid semen analysis system with the potential to become a standard of care for the diagnosis and management of male infertility caused by oxidative stress. MiOXSYS is commercialized outside the U.S. where it is a CE Marked, Health Canada cleared product, and Aytu is planning U.S.-based clinical trials in pursuit of 510k medical device clearance by the FDA. Aytu’s strategy is to continue building its portfolio of revenue-generating products, leveraging its focused commercial team and expertise to build leading brands within growing markets. For more information visit aytubio.com. Aytu also now owns wholly-owned subsidiary Nuelle, Inc., a personal health and wellness company focused on women's sexual wellbeing and intimacy that markets Fiera, a personal care device for women that is scientifically proven to enhance physical arousal and sexual desire. Fiera is a consumer device and is not intended to treat, mitigate, or cure any disease or medical condition. For more information about Aytu BioScience visit aytubio.com. For more information about the Fiera personal care device visit fiera.com.

About Nuelle, Inc.

Nuelle is a women’s health and wellness company founded to deliver groundbreaking solutions for women’s sexual wellbeing and intimacy. Nuelle marries its experience in healthcare and technology, with a deep understanding of women’s needs to design scientifically proven intelligent innovation. Nuelle is committed to providing reliable information and elevating the conversation around women’s sexual wellbeing. Nuelle was founded by a small team including Karen Long, Eb Bright, Dr. Leah Millheiser and Dr. Joshua Makower, through the ExploraMed Health Technology Incubator.

Forward Looking Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts contained in this presentation, including statements regarding our anticipated future clinical and regulatory events, future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. Forward looking statements are generally written in the future tense and/or are preceded by words such as “may,” “will,” “should,” “forecast,” “could,” “expect,” “suggest,” “believe,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the risk of integrating Nuelle into our operations and realizing benefits from the acquisition, risks relating to gaining and increasing market acceptance of our products, obtaining reimbursement by third-party payors, the potential future commercialization of our product candidates, the anticipated start dates, durations and completion dates, as well as the potential future results, of our ongoing and future clinical trials, the anticipated designs of our future clinical trials, anticipated future regulatory submissions and events, our anticipated future cash position and future events under our current and potential future collaborations. We also refer you to the risks described in “Risk Factors” in Part I, Item 1A of Aytu BioScience, Inc.’s Annual Report on Form 10-K and in the other reports and documents we file with the Securities and Exchange Commission from time to time.